Exhibit 99.1

eBay Inc. Announces New Member to Board of Directors

New independent director, Bill Nash, CEO of CarMax, brings significant expertise in retail,
e-commerce and technology development

San Jose, CA - September 19, 2024 -- eBay Inc. (Nasdaq: EBAY), a global commerce leader that connects millions of buyers and sellers around the world, today announced the appointment of William (Bill) D. Nash to its Board of Directors, effective September 18, 2024.

“We are delighted to have Bill join our Board of Directors,” said Paul Pressler, Chairman of the Board, eBay Inc. “Bill has a deep understanding of retail and e-commerce and brings extensive knowledge of building customer loyalty and trust to significantly grow businesses. His experience and expertise at CarMax will help eBay further its strategy and aid in its focus on sustainable, long-term growth.”

Bill Nash is president and chief executive officer of CarMax, the largest retailer of used cars in the U.S., which includes its CarMax Auto Finance (CAF) subsidiary. He oversees all aspects of the business including strategy, finance, operations, technology, marketing, and human resources. Under his leadership, CarMax has undergone the largest transformation in its history by investing significantly in technology and digital initiatives to become an omnichannel retailer. Nash was promoted to the President and CEO role in 2016 after serving as Executive Vice President of Human Resources and Administrative Services. He was also elected to serve as a director of the CarMax board in 2016. Nash began his career at CarMax in 1997 and has held various senior roles before stepping into his current position. Nash received a Bachelor of Business Administration degree with a concentration in accounting from James Madison University.

“I am thrilled to join eBay’s Board of Directors,” said Bill Nash. “I believe eBay is uniquely positioned to reinvent the future of e-commerce for enthusiasts and is on a clear path to deliver increased value for shareholders. I’m eager to bring my experience of delivering exceptional, iconic experiences for customers while accelerating company growth, and I look forward to partnering with the Board to oversee and advance the efforts already underway.”

As a matter of practice, the Board of Directors regularly evaluates the composition of the board and considers how they can maintain the appropriate mix of skills, qualifications and diversity of backgrounds to best oversee the business and long-term strategy of the company. Following these changes, eBay Inc.’s Board of Directors will be composed of eleven directors, ten of whom are independent.

About eBay

eBay Inc. (Nasdaq: EBAY) is a global commerce leader that connects people and builds communities to create economic opportunity for all. Our technology empowers millions of buyers and sellers in more than 190 markets around the world, providing everyone the opportunity to grow and thrive. Founded in 1995 in San Jose, California, eBay is one of the world’s largest and most vibrant marketplaces for discovering great value and unique selection. In 2023, eBay enabled more than $73 billion of gross merchandise volume. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.